for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces Fourth Quarter 2009 Earnings Results

Palo Alto, California – February 4, 2010 - Essex Property Trust, Inc. (NYSE:ESS) announces its fourth quarter 2009 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended December 31, 2009, totaled $35.8 million, or $1.16 per diluted share compared to $43.6 million, or $1.52 per diluted share for the quarter ended December 31, 2008.  For the year ended December 31, 2009, the Company’s FFO totaled $200.4 million or $6.74 per diluted share compared to $167.5 million or $6.02 per diluted share for the year ended December 31, 2008, which represents an 11.8% increase from 2008.

The Company’s FFO, excluding non-recurring items, totaled $37.3 million, or $1.21 per diluted share for the quarter ended December 31, 2009, compared to $40.8 million, or $1.42 per diluted share for the quarter ended December 31, 2008.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Supplemental Financial Information package.  The following non-recurring items impacted the Company’s fourth quarter results for 2009 and 2008:

•	In 2009, the Company repurchased $95.5 million of its exchangeable bonds, and recognized a loss of $1.4 million.
•	In 2009 and 2008, the Company recorded severance charges of $0.6 million and $0.7 million, respectively, related to workforce reduction.
•
In 2009, the Company repurchased $1.5 million of its Series G Cumulative Convertible Preferred Stock at a discount to carrying value, and the excess of the carrying value over the cash paid to redeem the Series G stock totaled $0.4 million.

•	In 2008, the Company repurchased $53.3 million of its exchangeable bonds, and recognized a gain of $4.0 million.
•	In 2008, the Company recorded a loan loss reserve of $0.7 million on a note receivable.

Net income available to common stockholders for the quarter and year ended December 31, 2009 totaled $6.8 million or $0.24 per diluted share and $82.2 million or $2.91 per diluted share, respectively, compared to $18.0 million, or $0.68 per diluted share and $52.9 million or $2.09 per diluted share for the quarter and year ended December 31, 2008, respectively.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter and year ended December 31, 2009 compared to December 31, 2008:

	Q4 2009 compared to Q4 2008			YTD 2009 compared to YTD 2008
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	-4.5%	7.3%	-10.0%	-2.9%	3.2%	-5.8%
Northern California	-7.4%	-2.3%	-9.9%	-1.9%	-3.0%	-1.3%
Seattle Metro	-11.0%	2.7%	-18.0%	-4.0%	3.6%	-7.9%
Same-property average	-6.5%	3.5%	-11.3%	-2.8%	1.3%	-4.8%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended December 31, 2009 versus the quarter ended September 30, 2009:

	Q4 2009 compared to Q3 2009
	Revenues	Expenses	NOI
Southern California	-0.7%	2.9%	-2.6%
Northern California	-1.6%	-3.0%	-0.8%
Seattle Metro	-2.8%	-4.1%	-1.9%
Same-property average	-1.3%	-0.2%	-1.9%

Same-property financial occupancies for the quarters ended are as follows:

	12/31/09	9/30/09	12/31/08
Southern California	97.1%	96.6%	95.9%
Northern California	97.8%	97.6%	97.6%
Seattle Metro	97.6%	97.1%	97.1%
Same-property average	97.4%	97.0%	96.6%

Dispositions

During the fourth quarter, the Company sold Maple Leaf, a 48-unit community located in Seattle, Washington for $6.4 million.  The community was acquired in 1997.

acquisitions

In December, the Company acquired DuPont Lofts, a 115-unit condominium development project in Irvine, California for $27.0 million.  The project is 85 percent complete and will require an additional six months of construction and estimated remaining costs of development are $9.1 million, consisting primarily of unit interior finishes.  Following construction, the Company intends to operate the asset as an apartment community.  DuPont Lofts is located a few blocks from John Wayne International Airport, nearby major freeways and local shopping and dining.  All units feature 11-foot ceilings, custom finishes, a washer and dryer and a fireplace.  Community amenities will consist of a fitness center, business center, pool and spa as well as a barbecue area.

Also during the quarter, the Company acquired Regency at Encino, a 75-unit community located in Encino, California for $16.0 million. The community features upgraded appliances and finishes in 51 of the units.  The Company intends to renovate the additional 24 units upon normal resident turnover.  Regency at Encino is centrally located providing easy access to multiple job centers, local dining and shopping and features a washer and dryer in each unit as well as 9-foot ceilings.

Development

In November, the Company acquired a 3.6 acre site in Dublin, California for $5.0 million.  The land parcel was previously sold for approximately $17.4 million to a third-party, and the Company was able to opportunistically purchase the Dublin site from a commercial bank who acquired the land parcel via foreclosure.   The land parcel is located adjacent to the Dublin Bay Area Rapid Transit (“BART”) station.  The Company intends to pursue entitlements on this land parcel for future development.

Construction of Fourth and U (formerly known as “Fourth Street”), a 171-unit development located in Berkeley, California, is nearing completion as interior finish installation and painting is ongoing.  Initial pre-leasing will commence in the first quarter, and initial occupancy is expected in April 2010.

Joule Broadway, a 295-unit development located in Seattle, Washington, is ahead of schedule and the Company anticipates the project will be completed in June instead of September 2010.  Initial pre-leasing will commence in the first quarter, and initial occupancy is expected in April 2010.

Liquidity and Balance Sheet

Common Stock

During the fourth quarter, the Company issued 464,200 shares of common stock at an average price of $84.25 for $38.5 million, net of fees and commissions through the Company’s Controlled Equity Offering Program.  During 2009, the Company has issued 2,740,450 shares of common stock for $198.5 million, net of fees and commissions at an average price of $73.54 per share, and repurchased 350,000 shares for $20.3 million at an average price of $57.89 per share.

Series G Cumulative Convertible Preferred Stock

During the fourth quarter, the Company repurchased $1.5 million of its Series G Cumulative Convertible Preferred Stock, at a discount to carrying value, and the excess of the carrying value over the cash paid to redeem the Series G stock totaled $0.4 million.  During 2009, the Company repurchased $141.6 million of the original $145.9 million issuance at a $50.0 million discount to its carrying value.

Exchangeable Bonds

During the fourth quarter, the Company repurchased $95.5 million of its 3.625% exchangeable bonds, and recognized a loss of $1.4 million.  During 2008 and 2009, the Company has repurchased $220.0 million of the original $225.0 million issuance at a net gain of $8.8 million.

Lines of Credit

In December, the Company entered into a new $200 million unsecured line of credit facility and cancelled the existing $200 million unsecured facility which was to mature in March 2010.  The new unsecured facility has a one year maturity with two one-year extension options, and the underlying interest rate on this unsecured facility is based on a tiered rate structure tied to the Company's corporate ratings and is currently at LIBOR plus 3.00%.

In the fourth quarter, the Company exercised its option to increase the borrowing capacity of the secured line of credit facility from $150 million to $250 million which matures in December 2013.

Guidance

On February 4, 2010, the Company provided 2010 guidance that FFO per diluted share will range from $4.60 - $4.90 and Earnings per Share will range from $0.80 - $1.10 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results and 2010 guidance on Friday, February 5, at 11:00 a.m. PST (2:00 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link.  To access the replay digitally, dial (877) 660-6853 using the Account Code - 3055 and the Conference ID - 341967. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (27,248 units), and has 581 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and twelve months ended December 31, 2009 and 2008.

	Three Months Ended		Year Ended
	December 31,		December 31,
Funds from Operations (In thousands)	2009	2008	2009	2008
Net income available to common stockholders	$6,781	$17,954	$82,200	$52,899
Adjustments:
Depreciation and amortization	30,349	28,296	118,522	113,294
Gains not included in FFO, net of disposition costs	(2,852)	(5,356)	(7,943)	(7,849)
Noncontrolling interest and co-investments	1,510	2,733	7,607	9,181
Funds from Operations	$35,788	$43,627	$200,386	$167,525

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2010 FFO per diluted share, and statements and estimates set forth under the captions “Acquisitions” and “Development” on page 2 of this press release, the captions “Development Pipeline” and “Redevelopment Pipeline” and on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding estimated costs of property development, and redevelopments and the anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2008.